June 14, 2010 Medium-Term Notes, Series D No. 2010-MTNDD572 Filed Pursuant to Rule 433 Registration Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in International Equities

Contingent Coupon Mandatorily Callable Notes Linked to the American Depositary Receipts of Petróleo Brasileiro S.A. – Petrobras. Due June 23, 2011

The Contingent Coupon Mandatorily Callable Notes Linked to the American Depositary Receipts of Petróleo Brasileiro S.A. – Petrobras Due June 23, 2011 (the notes) are callable equity-linked investments that offer a potential return linked to the Petrobras ADRs. The notes have a maturity of approximately one year. The return on the notes is linked to the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date, provided that we may call the notes on any quarterly valuation date. The notes offer the possibility of one or more contingent quarterly coupon payments. Although there is no possibility to participate any increase in the price of the Petrobras ADRs during the term of the notes, there is full exposure to a decline in the price of the Petrobras ADRs if the value of the Petrobras ADRs dips below a predetermined percentage on the final valuation date. The notes are not principal protected. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount on the maturity date that is less than the stated principal amount of your initial investment.
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Maturity date:	June 23, 2011
Payment on the maturity date:	If we do not call the notes, you will receive on the maturity date for each $10 note either: (1) cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the ending ADR price is greater than or equal to the downside threshold price, provided that you will not receive any other contingent quarterly coupon payment on the maturity date, or (2) a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price), if the ending ADR price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash).
ADR ratio:	The stated principal amount divided by the initial ADR price, subject to antidilution adjustments for certain corporate events. The ADR ratio will be determined on the pricing date.
Downside threshold price:	$ (70.00% of the initial ADR price).
Initial ADR price:	$ , the closing price of the Petrobras ADRs on the pricing date.
Ending ADR price:	The closing price of the Petrobras ADRs on the final valuation date.
Quarterly valuation dates:	September 24, 2010, December 27, 2010 and March 24, 2011
Final valuation date:	June 16, 2011
Contingent quarterly coupon payment:	A quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note if the closing price of the Petrobras ADRs on any quarterly valuation date or on the final valuation date is greater than or equal to the downside threshold price. The contingent quarterly coupon payment, if any, will be made on the quarterly payment date and on the maturity date.
Quarterly payment date:	The fifth business day following the respective quarterly valuation date.
Mandatory call feature:	If the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date.
Petrobras ADRs:	The American Depositary Receipts of Petróleo Brasileiro S.A. – Petrobras (NYSE symbol: “PBR”).
Pricing date:	June , 2010 (expected to price on or about June 24, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Issue date:	June , 2010 (three business days after the pricing date).
Listing:	The notes will not be listed on any securities exchange.
CUSIP number:	17314V189
ISIN:	US17314V1897
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per note	$10.0000	$0.2000	$9.8000
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor. The lowest price payable by an investor is $9.9250 per note. Please see “Syndicate Information” on page 8 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.2000 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.2000 for each Index note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.2000 for each note they sell. See “Fees and selling concessions” on page 7. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by an investor. See “Syndicate Information” on page 8.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on June 14, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510138960/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Notes Linked to the Petrobras ADRs Due June 23, 2011

Investment Overview

Contingent Coupon Mandatorily Callable Notes

The return on the notes is linked to the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date, provided that we may call the notes on any quarterly valuation date. The notes offer the possibility of one or more contingent quarterly coupon payments. If we do not call the notes and the ending ADR price is greater than or equal to the downside threshold price, you will receive on the maturity date for each note cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date), provided that you will not receive any other contingent quarterly coupon payment on the maturity date. Thus, even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes. If we do not call the notes and the ending ADR price is less than the downside threshold price, you will receive on the maturity date a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price). In this case, for each $10 note you hold on the maturity date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date). You will not receive dividends or other distributions, if any, paid on the Petrobras ADRs.

Petrobras ADRs Overview

Petrobras

Petróleo Brasileiro S.A. – Petrobras (“Petrobras”) is an integrated oil and gas company and is one of the largest companies in Brazil and Latin America in terms of oil and gas production and reserves. Its SEC file number is 001-15106.

Information as of market close on June 11, 2010:

Bloomberg Ticker Symbol:	PBR UN

Current Stock Closing Price:	$38.32

Current Dividend Yield:	3.48%

Closing Price 52 Weeks ago (on June 10, 2009):	$70.22

52 Week High Closing Price (on November 25, 2009):	$53.01

52 Week Low Closing Price (on May 25, 2010):	$32.88

The Petrobras ADRs are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the Petrobras ADRs pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-15106 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the Petrobras ADRs may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Petrobras ADRs” in this offering summary.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of Petrobras’s publicly available documents and has not made any due diligence investigation or inquiry of Petrobras in connection with the offering of the notes. We make no representation that the publicly available information about Petrobras is accurate or complete. The notes represent obligations of Citigroup Funding only. Petrobras is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Key Investment Information

The notes offer a short-term income oriented strategy linked to the Petrobras ADRs.

■	Possibility of contingent quarterly coupon payments

■	No participation in any potential appreciation of the Petrobras ADRs

■	Notes may be mandatorily called by us

■	Notes are not principal protected.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

The notes offer the possibility of one or more contingent quarterly coupon payments. If the notes are not called by us and the closing price of the Petrobras ADRs has declined below the downside threshold price on the final valuation date, the amount you receive on the maturity date will be substantially less than the stated principal amount of your initial investment in the notes and could be zero. The notes are not principal protected and offer no participation in any potential appreciation of the Petrobras ADRs.

Contingent Quarterly Coupon Payment	Payment of quarterly coupon contingent upon the closing price of the Petrobras ADRs on each valuation date and on the final valuation date.

Best Case Scenario	If the closing price of the Petrobras ADRs is not greater than or equal to the initial ADR price and is not less than the downside threshold price on all quarterly valuation dates and is not less than the downside threshold price on the final valuation date, the notes will pay the contingent quarterly coupon on each quarterly valuation date, will be outstanding until the maturity date and will redeem on the maturity date for the stated principal amount plus the contingent quarterly coupon, resulting in a total return on a per annum basis equal to 11.00% to 15.00% (to be determined on the pricing date). However, you will not participate in any appreciation in the closing price of the Petrobras ADRs, even if the ending ADR price is greater than the initial ADR price.

Worst Case Scenario	If the closing price of the Petrobras ADRs is less than the downside threshold price on each quarterly valuation date and on the final valuation date, the notes will not pay any contingent quarterly coupon, will be outstanding until the maturity date and will redeem on the maturity date for a number of Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth substantially less than the stated principal amount and which may be worth zero.

Summary of Selected Key Risks (see page 13)

■	No guaranteed return of principal.

■	No guaranteed payment of coupon.

■	The notes may be called by us on any quarterly valuation date.

■	The notes will not provide investors with participation in any potential appreciation in the Petrobras ADRs.

■

The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

■

Under particular circumstances, the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us (and guaranteed by Citigroup Inc.) with similar maturities.

■	Secondary trading may be limited, and the inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The U.S. federal income tax consequences of an investment in the notes are uncertain.

■	The market price of the Petrobras ADRs is influenced by many unpredictable factors.

■	The volatility of the price of the Petrobras ADRs may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero.

■	Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Petrobras ADRs.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.

■

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or commentary that may influence the price of Petrobras common stock and, therefore, the value of the notes.

■	Citigroup Funding or its affiliates may engage in business with or involving Petrobras without regard to your interests.

■

The amount you receive on the maturity date may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Petrobras ADRs.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding, are subject to mandatory call by us and may pay contingent quarterly coupon under circumstances, if any, at the interest rate per annum and under circumstances specified below and will have the terms described in the accompanying notes pricing supplement, the prospectus supplement and prospectus, as supplemented or modified by this offering summary. We will call the notes, in whole and not in part, for cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price. If we do not call the notes, you will receive on the maturity date for each note either (1) cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the ending ADR price is greater than or equal to the downside threshold price, provided that you will not receive any other contingent quarterly coupon payment on the maturity date, or (2) a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price), if the ending ADR price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash). The notes do not guarantee any return of principal on the maturity date. The notes are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes.

Expected Key Dates:
Pricing Date:	Issue Date:	Maturity Date:
June , 2010 (expected to price on or about June 24, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).	June , 2010 (three business days after the pricing date).	June 23, 2011

Key Terms:
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount on the maturity date that is less than the stated principal amount of your initial investment.
Principal Protection:	None
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Syndicate Information” on page 8)
Denominations:	$10 and integral multiples thereof
Payment on the maturity date:

If we do not call the notes, you will receive on the maturity date for each $10 note either: (1) cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the ending ADR price is greater than or equal to the downside threshold price, provided that you will not receive any other contingent quarterly coupon payment on the maturity date, or (2) a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price), if the ending ADR price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash).
Cash election right:	You may elect to receive from Citigroup Funding, for each note you hold on the maturity date, the cash value of the Petrobras ADRs based on the ending ADR price, you would otherwise be entitled to on the maturity date. If you elect to exercise the cash election right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the note no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date. You should refer to the section “Description of the Notes – Payment on the Maturity Date” in the accompanying notes pricing supplement for more information about the cash election right.
ADR ratio:	The number of the Petrobras ADRs per note which is equal to $10 divided by the initial ADR price (actual ADR ratio to be determined on the pricing date).
Downside threshold price:	$ (70.00% of the initial ADR price).
Initial ADR price:	$ , the closing price of the Petrobras ADRs on the pricing date.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Ending ADR price:	The closing price of the Petrobras ADRs on the final valuation date.
Quarterly valuation dates:	September 24, 2010, December 27, 2010 and March 24, 2011
Final valuation date:	June 16, 2011
Contingent quarterly coupon payment:

A quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note if the closing price of the Petrobras ADRs on any quarterly valuation date or on the final valuation date is greater than or equal to the downside threshold price. The contingent quarterly coupon payment, if any, will be made on the quarterly payment date and on the maturity date.
Mandatory call feature:	If the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date.
Coupon payment dates:	October 1, 2010, January 3, 2011, March 31, 2011 and June 23, 2011.
Composition of contingent coupon payments:

The total contingent coupon of approximately $1.100 to $1.500 per note (to be determined on the pricing date), will be composed of interest in the amount of $             and an option premium in the amount of $            .

For additional information on the composition of coupon payments, see “General Information – Tax considerations.”

Petrobras ADRs:	The American Depositary Receipts of Petróleo Brasileiro S.A. – Petrobras (NYSE symbol: “PBR”).
Initial ADR price:	$ , the closing price of the Petrobras ADRs on the pricing date.
Risk factors:	Please see “Risk Factors” beginning on page 13.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	17314V189
ISIN:	US17314V1897
Tax considerations:

The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper tax treatment of the notes, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the notes and subject to the discussion in the accompanying notes preliminary pricing supplement under “Certain United States Federal Income Tax Considerations,” you and Citigroup Funding agree to treat a note, under current law, as a grant by you of a put option to Citigroup Funding to sell to you, on the maturity date, Petrobras ADRs under the terms of the note. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. The summary below assumes such treatment, except otherwise stated. Assuming the characterization of the notes as set forth above is respected, a portion of the coupon on the notes will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below and in the section of the accompanying notes preliminary pricing supplement.

Of the total coupon payable on the notes, approximately 8% (to be determined on the pricing date) will be characterized as the interest component and approximately 92% (to be determined on the pricing date) will be characterized as the option premium component. The interest component will be included in the income of a cash-method U.S. Holder as interest at the time that such interest is received. The rules applicable to short-term debt obligations providing for contingent interest payments held by accrual-method U.S. Holders are unclear. An accrual-method U.S. Holder should expect to include the interest component in income as it accrues in accordance with such U.S. Holder’s method of accounting and should consult its own tax advisor regarding the treatment of the interest on the notes. You generally will not be required to include any option premium component you receive in income until sale or other taxable disposition of the notes or retirement of the notes for cash, including the mandatory redemption. If you hold the notes until they mature and you receive cash on the maturity date, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received on the maturity date and the entire option premium (but not including any

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Notes Linked to the Petrobras ADRs Due June 23, 2011

interest payment) previously received, and (y) your purchase price for the notes. If the notes are retired for Petrobras ADRs, you will not be subject to tax on the receipt of the
Petrobras ADRs and the option premium payments, and your tax basis in the Petrobras
ADRs generally will equal the initial purchase price of your notes less the amount of the premium payments previously received. If the notes are redeemed for cash pursuant to the mandatory redemption, you will include the interest component of the coupon as described above and will recognize a short-term capital gain equal to the entire amount of the option premium previously received. If you sell your notes for cash prior to the maturity date, you generally will have a short-term capital gain or loss equal to the difference between (x) the cash you receive on the disposition (except for the amount of accrued but unpaid interest, which will be taxed as such) plus the option premium previously received, if any, and (y) your adjusted tax basis in the notes.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the
“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).
However, in the event of a change of law or any formal or informal guidance by the IRS,
Treasury or Congress, we may decide to withhold on payments made with respect to the notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors – Structure Specific Risk Factors” in this offering summary and the discussion under “Certain United States Federal Income Tax
Considerations” in the accompanying notes preliminary pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by the aforementioned notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Trustee:	The Bank of New York Mellon
Calculation agent	Citigroup Global Markets Inc.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.
On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in the Petrobras ADRs, in options contracts on the Petrobras ADRs listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity on or prior to the pricing date could affect the price of the Petrobras ADRs and, accordingly, could increase the initial ADR price and the downside threshold price and, therefore, increase the price at which the Petrobras ADRs must close on any quarterly valuation date and on the final valuation date before you would receive the contingent quarterly coupon payment and an amount on the maturity date worth as much as the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying notes pricing supplement.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate, employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying notes pricing supplement for more information.

Fees and selling concessions

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.2000 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney, and their financial advisors collectively a fixed selling concession of $0.2000 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.2000 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.2000 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. The underwriting fee and selling concession payable in connection with sales of the notes may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying notes preliminary pricing supplement related to this offering of notes.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Concession per Note
< $1,000,000	$10.0000	$0.2000	$0.2000
≥$1,000,000 and <$3,000,000	$9.9625	$0.1625	$0.1625
≥$3,000,000 and <$5,000,000	$9.9438	$0.1438	$0.1438
≥ $5,000,000	$9.9250	$0.1250	$0.1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying notes preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Hypothetical Payments on the Notes

The following examples illustrate the payment at call and on the maturity date on the notes, assuming an approximate 12-month term, for a range of hypothetical closing prices for the Petrobras ADRs on the maturity date, depending on whether on any quarterly valuation date or the final valuation date, the closing price of the Petrobras ADRs has or has increased up to or above the initial ADR price and has or has not decreased to or below the downside threshold price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how notes work (and do not reflect the actual initial ADR price of the Petrobras ADRs, ADR ratio, downside threshold price or interest per annum of the notes):

Stated principal amount (per note):	$10.00

Initial ADR price:	$35.00 (the hypothetical closing price of one Petrobras ADR on the pricing date)

ADR ratio:	0.28571 (the $10.00 stated principal amount per note divided by the hypothetical initial ADR price)

Downside threshold price:	$24.50 (70.00% of the hypothetical initial ADR price)

Coupon per annum:	13.00%

Annualized dividend yield:	3.48%

Maturity Date:	Approximately 12 months after the issue date, unless called earlier by us

Example A

On the first quarterly valuation date, the closing price of the Petrobras ADRs is greater than the initial ADR price. The notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and a contingent quarterly coupon payment of $0.325 per note on the first quarterly payment date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 3.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 3.87%, and the return on the notes is 3.25%.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Example B

On the first quarterly valuation date, the closing price of the Petrobras ADRs is greater than the downside threshold price but lower than the initial ADR price. The notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per note on the first quarterly payment date. On the second quarterly valuation date, the closing price of the Petrobras ADRs is greater than the initial ADR price. The notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and a contingent quarterly coupon payment of $0.325 per note on the second quarterly payment date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 5.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 6.74%, and the return on the Notes (including contingent quarterly coupon payments) is 6.50%.

Example C

On each of the first two quarterly valuation dates, the closing price of the Petrobras ADRs is greater than the downside threshold price but lower than the initial ADR price. The notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per note on each respective quarterly payment date. On the third quarterly valuation date, the closing price of the Petrobras ADRs is greater than the initial ADR price. The notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and contingent quarterly coupon payment of $0.325 per note on the third quarterly payment date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 10.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 12.61%, and the return on the notes (including contingent quarterly coupon payments) is 9.75%.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Example D

On each of the quarterly valuation dates, the closing price of the Petrobras ADRs is greater than the downside threshold price but lower than the initial ADR price. The notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per note on each quarterly payment date. On the final valuation date, the closing price of the Petrobras ADRs is greater than the initial ADR price. Consequently, on the maturity date you will receive a cash payment equal to the sum of $10.00 and contingent quarterly coupon payment of $0.325 per note. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 10.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 13.48%, and the return on the notes (including contingent quarterly coupon payments) is 13.00%.

Example E

On the first quarterly valuation date, the closing price of the Petrobras ADRs is lower than the downside threshold price. The Notes consequently remain outstanding but you receive no coupon payment. On each of the second and the third quarterly valuation dates, the closing price of the Petrobras ADRs is greater than the downside threshold price but lower than the initial ADR price. The notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per note on each respective quarterly payment date. On the final valuation date, the closing price of the Petrobras ADRs is greater than the downside threshold price. Consequently, on the maturity date you will receive a cash payment equal to the sum of $10.00 and contingent quarterly coupon payment of $0.325 per note. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is –15.00%, the return on the Petrobras ADRs (including any cash dividend payments) is –11.52%, and the return on the notes (including contingent quarterly coupon payments) is 9.75%.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Example F

On each quarterly valuation date and on the final valuation date, the closing price of the Petrobras ADRs is lower than the downside threshold price. The notes consequently remain outstanding until the maturity date and you receive no coupon payment. On the maturity date you will receive a number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price) per note worth less than the stated principal amount of the notes. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is –40.00%, the return on the Petrobras ADRs (including any cash dividend payments) is –36.52%, and the return on the Notes (including contingent quarterly coupon payments) is –40.00%.

Because the closing price of the Petrobras ADRs may be subject to significant fluctuation over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts on the maturity date. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you on the maturity date will depend on whether the closing price of the Petrobras ADRs raises up to or above the initial ADR price or falls to or below the downside threshold price on any quarterly valuation date and the final valuation date.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Risk Factors

The notes offered by this offering summary are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For a complete list of risk factors, you should read “Risk Factors Relating to the Notes” in the accompanying notes preliminary pricing supplement and “Risk Factors” in the related prospectus supplement.

Risk Factors Relating to the Notes

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Your investment in the notes may result in a substantial loss of principal. Your payment on the maturity date will be a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price) if the ending ADR price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more of the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date).

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You could receive no coupon on the notes. The notes provide for the payment of quarterly coupon that is contingent upon the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date. You will receive no payment of coupon during the term of the notes if the closing price of the Petrobras ADRs is less than the downside threshold price on each quarterly valuation date and the final valuation date.

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The notes may be mandatorily called, which limits the potential return on the notes. We will call the notes, in whole and not in part, if the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price. In the event that we call the notes, you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note. In this case, you will not have the opportunity to continue to be paid contingent quarterly coupon to the original maturity date of the notes.

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You will not participate in any appreciation of the Petrobras ADRs. Even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes and the return on the notes will be limited to the contingent quarterly coupon payment, if any. Therefore, the return on the notes may be less than the return on a similar security that allows you to participate in the appreciation of the price of the Petrobras ADRs, or on a direct investment in the Petrobras ADRs, if the price of the Petrobras ADRs on the maturity date (or on the final valuation date if you elect to receive the cash value of the ADR ratio) is significantly greater than the initial ADR price.

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The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. The coupon payable on the notes is contingent upon the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date and may be zero. Additionally, on the maturity date you might receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than the stated principal amount of your investment in the notes and you will note participate in any appreciation in the price of the Petrobras ADRs. As a result, if we do not call the notes, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

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We may engage in business with or involving Petrobras without regard to your interests. We or our affiliates may presently or from time to time engage in business with Petrobras without regard to your interests, including extending loans to, or making equity investments in, Petrobras or providing advisory services to Petrobras, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Petrobras. Neither we nor any of our affiliates undertakes to disclose any such information to you.

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The amount you receive on the maturity date may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Petrobras ADRs. The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Petrobras that modify its capital structure and a number of other transactions involving Petrobras, as well as for the liquidation, dissolution or winding up of Petrobras. You should refer to the section “Description of the Notes – Dilution Adjustments” in the accompanying notes preliminary pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the Petrobras ADRs, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the Petrobras ADRs, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

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The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes. You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

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Market price influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market. Although the issuer expects that generally the closing prices of the Petrobras ADRs on any quarterly valuation date and the final valuation date will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include: whether the closing price of the Petrobras ADRs has decreased to or below the downside threshold price on any quarterly valuation date and the final valuation date, the volatility and dividend rate on the Petrobras ADRs, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity date of the notes, any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc., and the occurrence of certain events affecting the Petrobras ADRs that may or may not require an adjustment to the ADR ratio.

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Market price influenced by inclusion of underwriting fees and projected profit from hedging activity. Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in Petrobras ADRs or in one or more instruments, such as options, swaps or futures, based upon the Petrobras ADRs or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on or prior to the pricing date could affect the price of the Petrobras ADRs and, accordingly, could increase the initial ADR price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the Petrobras ADRs absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the Petrobras ADRs on any quarterly valuation date and, therefore, whether or not we will call the notes or you will receive the contingent quarterly coupon payment. Furthermore, if do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending ADR price and, therefore, whether you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the related pricing supplement.

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The volatility of the price of the Petrobras ADRs may result in delivery of the Petrobras ADRs on the maturity date. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the Petrobras ADRs. Because the amount of your return on the notes on the maturity date depends upon the closing price of the Petrobras ADRs on the maturity date (or on the final valuation date if you elect to receive the cash value of the ADR ratio), the volatility of the price of the Petrobras ADRs may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Information About Petrobras ADRs – Historical Information” in the accompanying notes preliminary pricing supplement for more information on the historical prices of Petrobras ADRs.

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You will have no rights against Petrobras unless and until you receive any Petrobras ADRs on the maturity date. Investing in the notes is not equivalent to investing in the Petrobras ADRs. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Petrobras ADRs.

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You may not be able to sell your notes if an active trading market for the notes does not develop. The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to the maturity date.

■

The calculation agent, which is an affiliate of Citigroup Funding, will make determinations with respect to the notes. As calculation agent, Citigroup Global Markets will determine the initial ADR price, the closing price of the Petrobras ADRs on each quarterly valuation date and on the final valuation date, whether a market disruption event has occurred, the appropriate payment you receive if we call the notes, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the Petrobras ADRs on the maturity date, such cash value), and any adjustments to the ADR ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the ADR ratio, may adversely affect the payment to you on the notes on the maturity date.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

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Citigroup Funding’s hedging activity could result in a conflict of interest. In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon the Petrobras ADRs. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

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Affiliates of Citigroup Funding may publish research that could affect the market value of the notes. Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding Petrobras ADRs or other matters that may influence the price of Petrobras ADRs and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

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The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper treatment of the notes for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment. Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this offering summary and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying notes preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of income on the notes might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this offering summary and the accompanying notes preliminary pricing supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by this notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws including those discussed in the Tax Disclosure Sections.

Risk Factors Relating to the Petrobras ADRs

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The value of Petrobras ADRs may not completely track the value of the common shares of Petrobras. Although the trading characteristics and valuations of the Petrobras ADRs will usually mirror the characteristics and valuations of the underlying common shares of Petrobras, the value of the Petrobras ADRs may not completely track the value of the underlying common shares of Petrobras. Active trading volume and efficient pricing on the São Paulo Stock Exchange for the underlying common shares of Petrobras will usually, but not necessarily, indicate similar characteristics in respect of the Petrobras ADRs. Because of the size of the offering of the Petrobras ADRs outside Brazil and/or other factors that have limited or increased the float of certain American Depositary Receipts, the liquidity of the Petrobras ADRs may be less than or greater than that of the underlying common shares of Petrobras. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the Petrobras ADRs than for the underlying common shares of Petrobras. Since holders of the Petrobras ADRs may surrender the Petrobras ADRs in order to take delivery of and trade the underlying common shares of Petrobras, a characteristic that allows investors in the Petrobras ADRs to take advantage of price differentials between different markets, a market for the underlying common shares of Petrobras that is not liquid will generally result in an illiquid market for the Petrobras ADRs. The price of the Petrobras ADRs is quoted in U.S. dollars. Thus, the prices of the Petrobras ADRs will be expressed in U.S. dollars and the maturity payment on the notes will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the Brazilian real, the currency in which the underlying common shares of Petrobras are traded, versus the U.S. dollar may reduce the trading price of the Petrobras ADRs (and thus the trading price of and the maturity payment on the notes).

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The trading price of the Petrobras ADRs and the notes may be reduced if Petrobras ceases to be subject to SEC reporting requirements. Petrobras is currently subject to the reporting requirements of the Securities and Exchange Commission and publicly files reports and other information on the SEC website. In the event that Petrobras ceases to be subject to these reporting requirements, pricing information for the notes may be more difficult to obtain and the value, trading price and liquidity of the Petrobras ADRs and the notes may be reduced.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

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The trading price of Petrobras ADRs and the notes will be affected by conditions in the Brazilian securities markets. Although the market price of the Petrobras ADRs is not directly tied to the trading price of the underlying common shares of Petrobras in Brazil, the trading price of the Petrobras ADRs is expected generally to track the U.S. dollar value of the Brazilian real trading price of the underlying common shares of Petrobras on the São Paulo Stock Exchange. This means that the trading value of the Petrobras ADRs is expected to be affected by the U.S. dollar/Brazilian real exchange rate and by factors affecting the São Paulo Stock Exchange. Investments in securities linked to the value of Brazilian equity securities involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency. The São Paulo Stock Exchange is relatively small and illiquid compared to stock exchanges in major financial centers and a small number of issuers represent a disproportionately large percentage of market capitalization and trading volume. A liquid trading market for the common shares of Petrobras may not continue or expand. A limited trading market may impair the ability of a holder of the Petrobras ADRs to sell the common shares of Petrobras obtained upon withdrawal of such shares of the American Depositary Receipts facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of the Petrobras ADRs.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying notes pricing supplement and “Risk Factors” in the related prospectus supplement for a full description of risks. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Information about the Petrobras ADRs

Petróleo Brasileiro S.A. – Petrobras, is an integrated oil and gas company and is one of the largest companies in Brazil and Latin America in terms of oil and gas production and reserves. The Petrobras ADRs are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Petrobras pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-15106 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding Petrobras may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This offering summary relates only to the notes offered hereby and does not relate to the Petrobras ADRs or other securities of Petrobras. We have derived all disclosures contained in this offering summary regarding Petrobras from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Petrobras. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Petrobras is accurate or complete.

The notes represent obligations of Citigroup Funding only. Petrobras is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Petrobras ADRs.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

Historical Information

The following table sets forth the published high and low closing prices and dividends and other cash distributions for the Petrobras ADRs from January 3, 2005 through June 11, 2010. The associated graph shows the closing prices for the Petrobras ADRs for each day from January 3, 2005 to June 11, 2010. The issuer obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the Petrobras ADRs as an indication of future performance.

Petrobras ADRs	High	Low	Dividends and Other Cash Distributions
2005
First Quarter	$12.45	$9.35	$0.00000
Second Quarter	13.24	10.25	0.17133
Third Quarter	18.34	12.39	0.00000
Fourth Quarter	18.35	14.74	0.00000
2006
First Quarter	23.63	18.68	0.45653
Second Quarter	26.73	17.55	0.26460
Third Quarter	23.74	19.17	0.00000
Fourth Quarter	25.75	19.63	0.00000
2007
First Quarter	25.33	21.15	0.46860
Second Quarter	30.86	24.83	0.41262
Third Quarter(1)	38.46	26.78	0.00000
Fourth Quarter	58.81	37.37	0.00000
2008
First Quarter	62.51	46.28	0.27612
Second Quarter(2)	75.19	52.28	0.60308
Third Quarter	70.24	38.44	0.00000
Fourth Quarter	43.48	14.94	0.00000
2009
First Quarter	34.99	23.01	0.00000
Second Quarter	45.64	32.16	0.36048
Third Quarter	46.16	35.44	0.82847
Fourth Quarter	53.01	44.43	0.56587
2010
First Quarter	48.91	38.20	0.22954
Second Quarter (through June 11)	46.35	32.88	0.51192

(1)	There was a 4 for 2 reverse capital stock split of Petrobras common shares that became effective as of July 2, 2007. As a result of the stock split, the ratio of Petrobras common shares to Petrobras ADRs changed to 2 Petrobras common shares to 1 Petrobras ADR. These prices have been adjusted to reflect that split.

(2)	There was a 2 for 1 stock split of Petrobras common shares that became effective as of April 28, 2008. These prices have been adjusted to reflect that split.

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Notes Linked to the Petrobras ADRs Due June 23, 2011

We make no representation as to the amount of dividends, if any, that Petrobras may pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Petrobras ADRs.

Additional Considerations

In case of default in payment on the maturity date of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

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